Exhibit 99.1

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

Fourth Quarter
•Reported fourth-quarter earnings of $1.3 billion or $2.88 per share; adjusted earnings of $1.3 billion or $2.94 per share
•Generated $1.8 billion of operating cash flow; $1.4 billion excluding working capital
•Approved 2022 capital program of $1.9 billion
•Began operations of C2G Pipeline
•Increased quarterly dividend to 92 cents per share
•Reached agreement to acquire all publicly held units of Phillips 66 Partners

Full-Year 2021
•Generated $6.0 billion of operating cash flow; $3.9 billion excluding working capital
•Reported record earnings in Midstream, Chemicals, and Marketing and Specialties
•Paid down $1.5 billion of debt
•Advanced Emerging Energy initiatives in renewable fuels, batteries, carbon capture and hydrogen
•Announced Scope 1, 2 and 3 greenhouse gas emissions reduction targets
•Began renewable diesel production at the San Francisco Refinery and advanced Rodeo Renewed

HOUSTON, Jan. 28, 2022 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces fourth-quarter 2021 earnings of $1.3 billion, compared with earnings of $402 million in the third quarter of 2021. Excluding special items of $25 million, the company had adjusted earnings of $1.3 billion in the fourth quarter, compared with third-quarter adjusted earnings of $1.4 billion.

“During 2021, our employees maintained focus on operating excellence, while we delivered record earnings in Midstream, Chemicals, and Marketing and Specialties, and experienced improvement in Refining profitability,” said Greg Garland, Chairman and CEO of Phillips 66. “Strong cash flow generation allowed us to reinvest in our business, raise the dividend and pay down debt. We continue to focus on returns and disciplined capital allocation. Looking ahead, we are optimistic on economic recovery and the outlook for our businesses.

“We advanced major projects across our portfolio. In Midstream, we began operating the C2G Pipeline and resumed construction of Frac 4 at the Sweeny Hub. In Chemicals, CPChem progressed a portfolio of growth and optimization opportunities, including expansion of its normal alpha olefins business and propylene splitting capacity. At the San Francisco Refinery, we began renewable diesel production and advanced the Rodeo Renewed project. In Marketing, we completed retail investments supporting our product placement strategy.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results
“We progressed strategic initiatives to position Phillips 66 for a lower-carbon future, including investments in NOVONIX and Shell Rock Soy Processing. We are collaborating with multiple parties to further develop sustainable aviation fuel, batteries, carbon capture and hydrogen opportunities. In addition, we set Scope 1, 2 and 3 greenhouse gas emission intensity reduction targets, reinforcing our ongoing commitment to play an important role in addressing climate change.”

Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2021	Q3 2021	Q4 2021	Q3 2021
Transportation	$203	244	273	254
NGL and Other	279	354	284	357
DCP Midstream	111	31	111	31
Midstream	$593	629	668	642

Midstream fourth-quarter 2021 pre-tax income was $593 million, compared with $629 million in the third quarter of 2021. Midstream results in the fourth quarter included asset retirement costs of $70 million related to the shutdown of the Alliance Refinery in connection with plans to convert it to a terminal, $4 million of hurricane-related costs and $1 million of pension settlement expense. Third-quarter results included a $10 million impairment and $3 million of pension settlement expense.

Transportation fourth-quarter adjusted pre-tax income was $273 million, compared with $254 million, mainly reflecting the recognition of deferred revenue.

NGL and Other adjusted pre-tax income was $284 million in the fourth quarter, compared with $357 million in the third quarter. The decrease was primarily due to lower unrealized investment gains related to NOVONIX Ltd., partially offset by inventory impacts. The increase in value of the company’s investment in NOVONIX was $146 million in the fourth quarter, compared with $224 million in the third quarter.

The company’s equity investment in DCP Midstream, LLC generated fourth-quarter adjusted pre-tax income of $111 million, an $80 million increase from the prior quarter. The increase was mainly driven by favorable hedging impacts.

Chemicals

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q4 2021	Q3 2021	Q4 2021	Q3 2021
Olefins and Polyolefins	$416	611	405	613
Specialties, Aromatics and Styrenics	37	36	36	37
Other	(17)	(16)	(17)	(16)
Chemicals	$436	631	424	634

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals fourth-quarter 2021 pre-tax income was $436 million, compared with $631 million in the third quarter of 2021. Chemicals results in the fourth quarter included a $14 million benefit from insurance proceeds associated with winter-storm-related damages, partially offset by a $2 million reduction to equity earnings for pension settlement expense. Third-quarter results

Phillips 66 Reports Fourth-Quarter 2021 Financial Results
included a $2 million reduction to equity earnings for pension settlement expense and $1 million of hurricane-related repair costs.

CPChem’s Olefins and Polyolefins (O&P) business contributed $405 million of adjusted pre-tax income in the fourth quarter, compared with $613 million in the third quarter. The $208 million decrease was primarily due to lower polyethylene margins, reduced sales volumes, as well as increased utility costs. Global O&P utilization was 97% for the quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed fourth-quarter adjusted pre-tax income of $36 million, compared with $37 million in the third quarter.

Refining

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income
	Q4 2021	Q3 2021	Q4 2021	Q3 2021
Refining	$346	(1,126)	404	184

Refining had fourth-quarter 2021 pre-tax income of $346 million, compared with a pre-tax loss of $1.1 billion in the third quarter of 2021. Refining results in the fourth quarter included $122 million of asset retirement and exit costs related to the shutdown of the Alliance Refinery in connection with plans to convert it to a terminal, as well as $30 million of hurricane-related costs and $5 million of pension settlement expense. These costs were partially offset by an $88 million reduction in estimated RIN obligations for the 2020 compliance year and other tax benefits of $11 million. Third-quarter results included a $1.3 billion impairment of the Alliance Refinery, $12 million of pension settlement expense and $10 million of hurricane-related costs.

Refining had adjusted pre-tax income of $404 million in the fourth quarter, compared with adjusted pre-tax income of $184 million in the third quarter. The increase was primarily due to higher realized margins and improved volumes, partially offset by higher costs. Fourth-quarter realized margins were $11.60 per barrel, up from $8.57 per barrel. Impacts from lower market crack spreads were more than offset by lower RIN costs from a reduction in the estimated 2021 compliance year obligation and lower RIN prices, as well as favorable inventory impacts and improved clean product differentials.

Pre-tax turnaround costs for the fourth quarter were $106 million, compared with third-quarter costs of $81 million. Crude utilization rate was 90% and clean product yield was 86% in the fourth quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2021	Q3 2021	Q4 2021	Q3 2021
Marketing and Other	$401	452	402	454
Specialties	97	93	97	93
Marketing and Specialties	$498	545	499	547

Marketing and Specialties (M&S) fourth-quarter 2021 pre-tax income was $498 million, compared with $545 million in the third quarter of 2021. M&S results included $1 million and $2 million of pension settlement expense in the fourth quarter and third quarter, respectively.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results
Adjusted pre-tax income for Marketing and Other was $402 million in the fourth quarter, a decrease of $52 million from the third quarter. The decrease was primarily due to lower marketing fuel margins and volumes, as well as higher costs. Refined product exports in the fourth quarter were 166,000 barrels per day (BPD).

Specialties generated fourth-quarter adjusted pre-tax income of $97 million, up from $93 million in the prior quarter.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q4 2021	Q3 2021	Q4 2021	Q3 2021
Corporate and Other	$(246)	(231)	(245)	(230)

Corporate and Other fourth-quarter 2021 pre-tax costs were $246 million, compared with pre-tax costs of $231 million in the third quarter of 2021. Pre-tax costs included $1 million of pension settlement expense in both the fourth and third quarters.

In Corporate and Other, the $15 million increase in adjusted pre-tax loss was driven by higher employee-related costs and net interest expense.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.8 billion in cash from operations in the fourth quarter of 2021, including cash distributions from equity affiliates of $757 million. Excluding working capital impacts, operating cash flow was $1.4 billion.

During the quarter, Phillips 66 funded $597 million of capital expenditures and investments, paid $403 million in dividends and repaid $450 million of floating rate senior notes due 2024. Additionally, Phillips 66 closed its public offering of $1 billion in senior unsecured notes due 2052 and used the proceeds to redeem $1 billion in senior notes due April 2022.

In 2021, Phillips 66 generated $6.0 billion in cash from operations, funded $1.9 billion in capital expenditures, distributed $1.6 billion to shareholders and paid down $1.5 billion in debt.

As of Dec. 31, 2021, Phillips 66 had $8.8 billion of liquidity, reflecting $3.1 billion of cash and cash equivalents and approximately $5.7 billion of total committed capacity under revolving credit facilities. Consolidated debt was $14.4 billion at Dec. 31, 2021, including $3.9 billion at Phillips 66 Partners. The company’s consolidated debt-to-capital ratio was 40% and its net debt-to-capital ratio was 34%.

Strategic Update

In October, Phillips 66 entered into an agreement to acquire all of the limited partner interests in Phillips 66 Partners not already owned by Phillips 66 and its affiliates. The transaction is expected to close in the first quarter of 2022. Upon closing, the Partnership will be a wholly owned subsidiary of Phillips 66 and will no longer be a publicly traded partnership.

In Midstream, Phillips 66 Partners began commercial operations of the C2G Pipeline, a 16 inch ethane pipeline that connects its Clemens Caverns storage facility to petrochemical facilities in Gregory, Texas, near Corpus Christi. The pipeline is backed by long-term commitments.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

At the Sweeny Hub, Frac 4 is expected to be completed in the fourth quarter of 2022, adding 150,000 BPD of capacity. Upon completion, total Sweeny Hub fractionation capacity will be 550,000 BPD. The fractionators are supported by long-term commitments.

In Chemicals, CPChem is pursuing a portfolio of high-return growth projects:

•Growing its normal alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. The 586 million pounds per year unit will be located in Old Ocean, Texas. The project will utilize CPChem’s proprietary technology and startup is expected in 2023.

•Expanding CPChem’s propylene splitting capacity by 1 billion pounds per year with a new unit located at its Cedar Bayou facility. Startup is expected in 2023.

•Continuing development of world-scale petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar, jointly with Qatar Energy. CPChem expects to make a final investment decision for its U.S. Gulf Coast project in 2022.

In late 2021, CPChem completed its first commercial sales of Marlex® Anew™ Circular Polyethylene, which uses advanced recycling technology to convert difficult-to-recycle plastic waste into high-quality raw materials. In addition, CPChem successfully processed pyrolysis oil in a certified commercial-scale trial and is working to further expand production volumes, targeting annual production of 1 billion pounds of circular polyethylene by 2030.

Phillips 66 is advancing its plans at the San Francisco Refinery in Rodeo, California, to meet the growing demand for renewable fuels. The Rodeo Renewed refinery conversion project is expected to be finished in early 2024, subject to permitting and approvals. Upon completion, the facility will initially have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower-carbon transportation fuels. Phillips 66 will distribute its renewable diesel through new and existing channels, including approximately 600 branded retail sites in California.

In Marketing, Phillips 66 acquired a commercial fleet fueling business in California, providing further placement opportunities for renewable diesel production to end-use customers. In December, the company’s retail joint venture in the Central region acquired 85 additional sites, bringing the total to approximately 200 sites acquired in 2021. These sites will enable long-term placement of Phillips 66 refinery production while extending participation in the retail value chain. In Switzerland, the Phillips 66 COOP retail joint venture is continuing to add hydrogen fueling stations. Phillips 66 is exploring additional opportunities to invest in hydrogen and electric vehicle charging to support European low-carbon goals and meet growing demand for sustainable fuels.

Phillips 66 is leveraging its Emerging Energy efforts to advance its lower-carbon strategy. Recent activities include:

•A technical development agreement with NOVONIX to accelerate the development of next-generation materials for the U.S. battery supply chain. Phillips 66 has a 16% stake in NOVONIX, a company that develops technology and supplies materials for lithium-ion batteries.

•A multi-year sustainable aviation fuel (SAF) supply agreement with British Airways to supply SAF produced by the Phillips 66 Humber Refinery.

•A collaboration to develop low-carbon hydrogen opportunities through a memorandum of understanding with Plug Power Inc., a leading provider of global green hydrogen solutions.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q4	Q3	Year	Q4	Year
Midstream	$593	629	1,610	223	(9)
Chemicals	436	631	1,844	193	635
Refining	346	(1,126)	(2,549)	(1,113)	(6,155)
Marketing and Specialties	498	545	1,809	232	1,446
Corporate and Other	(246)	(231)	(974)	(226)	(881)
Pre-Tax Income (Loss)	1,627	448	1,740	(691)	(4,964)
Less: Income tax expense (benefit)	256	(40)	146	(197)	(1,250)
Less: Noncontrolling interests	98	86	277	45	261
Phillips 66	$1,273	402	1,317	(539)	(3,975)

Adjusted Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q4	Q3	Year	Q4	Year
Midstream	$668	642	1,902	323	1,382
Chemicals	424	634	1,899	203	617
Refining	404	184	(1,144)	(1,094)	(3,332)
Marketing and Specialties	499	547	1,815	221	1,419
Corporate and Other	(245)	(230)	(970)	(235)	(869)
Pre-Tax Income (Loss)	1,750	1,777	3,502	(582)	(783)
Less: Income tax expense (benefit)	354	286	651	(149)	(667)
Less: Noncontrolling interests	98	88	330	74	266
Phillips 66	$1,298	1,403	2,521	(507)	(382)

Phillips 66 Reports Fourth-Quarter 2021 Financial Results
About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $56 billion of assets as of Dec. 31, 2021. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the continuing effects of the COVID-19 pandemic and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q4	Q3	Year	Q4	Year
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$1,273	402	1,317	(539)	(3,975)
Pre-tax adjustments:
Impairments	—	1,298	1,496	96	4,241
Impairments by equity affiliates	—	—	—	—	15
Pending claims and settlements	—	—	—	—	(37)
Certain tax impacts	(11)	—	(11)	(6)	(14)
Pension settlement expense	10	20	77	26	81
Hurricane-related costs	34	11	45	28	43
Winter-storm-related costs	(14)	—	51	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	(26)	(55)
Asset dispositions	—	—	—	(9)	(93)
Alliance shutdown-related costs††	192	—	192	—	—
Regulatory compliance costs	(88)	—	(88)	—	—
Tax impact of adjustments*	(33)	(323)	(420)	(23)	(568)
Other tax impacts	(65)	(3)	(85)	(25)	(15)
Noncontrolling interests	—	(2)	(53)	(29)	(5)
Adjusted earnings (loss)	$1,298	1,403	2,521	(507)	(382)
Earnings (loss) per share of common stock (dollars)	$2.88	0.91	2.97	(1.23)	(9.06)
Adjusted earnings (loss) per share of common stock (dollars)†	$2.94	3.18	5.70	(1.16)	(0.89)

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$593	629	1,610	223	(9)
Pre-tax adjustments:
Impairments	—	10	208	96	1,461
Pension settlement expense	1	3	8	1	9
Hurricane-related costs	4	—	4	3	4
Winter-storm-related costs	—	—	2	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	—	1
Asset dispositions	—	—	—	—	(84)
Alliance shutdown-related costs††	70	—	70	—	—
Adjusted pre-tax income	$668	642	1,902	323	1,382

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q4	Q3	Year	Q4	Year
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Chemicals Pre-Tax Income	$436	631	1,844	193	635
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	—	15
Pension settlement expense	2	2	22	21	21
Hurricane-related costs	—	1	1	1	3
Winter-storm-related costs	(14)	—	32	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	(12)	(57)
Adjusted pre-tax income	$424	634	1,899	203	617
Refining Pre-Tax Income (Loss)	$346	(1,126)	(2,549)	(1,113)	(6,155)
Pre-tax adjustments:
Impairments	—	1,288	1,288	—	2,755
Certain tax impacts	(11)	—	(11)	(6)	(6)
Pension settlement expense	5	12	37	3	41
Hurricane-related costs	30	10	40	22	33
Winter-storm-related costs	—	—	17	—	—
Alliance shutdown-related costs††	122	—	122	—	—
Regulatory compliance costs	(88)	—	(88)	—	—
Adjusted pre-tax income (loss)	$404	184	(1,144)	(1,094)	(3,332)
Marketing and Specialties Pre-Tax Income	$498	545	1,809	232	1,446
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(37)
Pension settlement expense	1	2	6	1	6
Lower-of-cost-or-market inventory adjustments	—	—	—	(14)	1
Hurricane-related costs	—	—	—	2	3
Adjusted pre-tax income	$499	547	1,815	221	1,419
Corporate and Other Pre-Tax Loss	$(246)	(231)	(974)	(226)	(881)
Pre-tax adjustments:
Impairments	—	—	—	—	25
Certain tax impacts	—	—	—	—	(8)
Pension settlement expense	1	1	4	—	4
Asset dispositions	—	—	—	(9)	(9)
Adjusted pre-tax loss	$(245)	(230)	(970)	(235)	(869)

*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†YTD 2021 and Q3 2021 are based on adjusted weighted-average diluted shares of 441,418 thousand and 441,454 thousand, respectively. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

††Costs related to the shutdown of the Alliance Refinery totaled $192 million pre-tax. Shutdown-related costs recorded in the Refining segment include asset retirements of $91 million pre-tax recorded in depreciation and amortization expense and pre-tax charges for severance and other exit costs of $31 million. Shutdown-related costs in the Midstream segment include asset retirements of $70 million pre-tax recorded in depreciation and amortization expense.

Phillips 66 Reports Fourth-Quarter 2021 Financial Results

Millions of Dollars
Except as Indicated
December 31, 2021
Debt-to-Capital Ratio
Total Debt	$14,448
Total Equity	21,637
Debt-to-Capital Ratio	40%
Total Cash	$3,147
Net Debt-to-Capital Ratio	34%

	Millions of Dollars
	Except as Indicated
	2021
	Q4	Q3
Realized Refining Margins
Income (loss) before income taxes	$346	(1,126)
Plus:
Taxes other than income taxes	37	44
Depreciation, amortization and impairments	313	1,504
Selling, general and administrative expenses	47	55
Operating expenses	1,154	943
Equity in (earnings) losses of affiliates	22	(27)
Other segment expense, net	12	7
Proportional share of refining gross margins contributed by equity affiliates	216	220
Special items:
Certain tax impacts	(4)	—
Regulatory compliance costs	(88)	—
Realized refining margins	$2,055	1,620
Total processed inputs (thousands of barrels)	155,382	168,739
Adjusted total processed inputs (thousands of barrels)*	177,118	188,958
Income (loss) before income taxes (dollars per barrel)**	$2.23	(6.67)
Realized refining margins (dollars per barrel)***	$11.60	8.57
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income (loss) before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.